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                     February 15, 2022

       Matt Meeker
       Chief Executive Officer
       Bark, Inc.
       221 Canal Street
       New York, NY 10013

                                                        Re: Bark, Inc.
                                                            Form 10-K for
Fiscal Year Ended March 31, 2021
                                                            Filed June 7, 2021
                                                            File No. 001-39691

       Dear Mr. Meeker:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services